SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           E. W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                           E. W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                            500 N. Akard, Suite 4500
                               Dallas, Texas 75201

                                                                  March 24, 2000

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. to be held at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, on Thursday, April 27, 2000, at 10:00 A.M. Central Daylight Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy. On behalf of your Board of Directors, thank you for your continued support of and interest in E. W. Blanch Holdings, Inc.

                                       Sincerely,




                                       Edgar W. Blanch, Jr.
                                       Chairman and Chief Executive Officer

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2000

                              --------------------

         Notice is hereby given that the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. (the "Company") will be held at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, on Thursday, April 27, 2000, at 10:00 A.M. Central Daylight Time, for the following purposes:

         1. To elect three Class I directors to serve until the Annual Meeting of Shareholders in 2003 and until their respective successors are duly elected and qualified;

         2.       To approve the E. W. Blanch Holdings, Inc. Management
                  Incentive Plan;

         3. To amend the Certificate of Incorporation to increase the number of authorized common shares from 30,000,000 to 60,000,000;

         4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year; and

         5. To act upon any other business that may properly be brought before the Annual meeting.

         The close of business on March 6, 2000 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

         Your attention is directed to the accompanying Proxy Statement.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

         Enclosed for your information is the Company's Annual Report for the year ended December 31, 1999.

                                       By Order of the Board of Directors



                                       Daniel P. O'Keefe
                                       SECRETARY

March 24, 2000

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201

                              --------------------

                                 PROXY STATEMENT

                              --------------------


                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2000


                 INFORMATION CONCERNING SOLICITATION AND VOTING

         The enclosed proxy is solicited by the Board of Directors of E. W. Blanch Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders, which will be held at 10:00 A.M. Central Daylight Time on Thursday, April 27, 2000, at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, and at any adjournment thereof.

         Only shareholders of record at the close of business on March 6, 2000 are entitled to vote at the Annual Meeting or any adjournment thereof. As of said date, 13,331,213 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), were outstanding and entitled to one vote per share on all matters submitted to shareholders. A list of shareholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 500 North Akard, Suite 4500, Dallas, Texas 75201 and at the Annual Meeting.

         The Board of Directors is aware of four items of business to be considered at the Annual Meeting: (1) the election of three Class I directors to serve until the Annual Meeting of Shareholders in 2003 and until their respective successors are duly elected and qualified; (2) approval of the Company's Management Incentive Plan; (3) approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000; and (4) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year. The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed above.

         The giving of a proxy does not preclude a shareholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, shareholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR election of the Class I directors named herein, FOR approval of the Management Incentive Plan, FOR approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000 and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year.

         This proxy solicitation material is being mailed on or about March 24, 2000 to shareholders as of the record date with a copy of the Company's 1999 Annual Report to Shareholders, which includes financial statements for the period ended December 31, 1999.

         Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

         Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

         The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment to the Company's Certificate of Incorporation. All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, to constitute the action of the shareholders. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

         The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company.


                              ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes, being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of Class I, consisting of three Directors, expires. The following changes occurred to the Class I Directors during 1999: (1) in April the Board of Directors, pursuant to the Bylaws of the Company, voted to increase the number of Directors to nine and appointed Rodman R. Fox as a Class I Director to fill the vacancy created by that increase; (2) in October the Board of Directors, pursuant to the Bylaws of the Company, voted to increase the number of Directors to ten and appointed Kaj Ahlmann as a Class I Director to fill the vacancy created by that increase; and
(3) in October Joseph D. Sargent retired from the Board of Directors and in December Gerald A. Isom was appointed as a Class I Director to fill the vacancy created by Mr. Sargent's retirement. In addition, Frank S. Wilkinson, Jr. is not seeking reelection as a Class I Director. Consequently, each of the Class I Directors standing for reelection at the 2000 Annual Meeting is new since the Company's 1999 Annual Meeting.

         It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Kaj Ahlmann, Rodman R. Fox, and Gerald A. Isom as Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 2003 and until their respective successors are duly elected and qualified.

         The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The election of Directors requires a plurality of the votes cast at the Annual Meeting, in person or by proxy. The proxies cannot be voted for a greater number of persons than the three named nominees.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

         The following sets forth information regarding each nominee and the remaining Directors who will continue in office after the Annual Meeting.


CLASS I DIRECTORS
(TERMS EXPIRING IN 2000)

         KAJ AHLMANN (49)--Mr. Ahlmann has served as Vice Chairman and Director of the Company since November 24, 1999. Mr. Ahlmann has worked in the insurance industry since 1972. He was appointed as Deputy General Manager of Baltica Insurance in 1980. Baltica acquired Nordisk Reinsurance Company A/S and Mr. Ahlmann was appointed Chief General Manager of Baltica-Nordisk Reinsurance in 1985 and as Managing Director of Nordisk Reinsurance Company A/S in 1988. Following the acquisition of Nordisk Reinsurance Company by Employers Reinsurance Corporation in 1988, Mr. Ahlmann served as Managing Director of Nordisk and Chief Operating Officer for Europe beginning in 1990. In 1992 he assumed the additional responsibility of Chief Operating Officer of Employers Reinsurance International, and in September of 1993 he was named Chairman, President and Chief Executive Officer of the parent organization, Employers Reinsurance Corporation. Mr. Ahlmann currently is a Director of Insurance Holdings of America, Inc.

         RODMAN R. FOX (36)--Mr. Fox is an officer of the Company's wholly-owned subsidiary, E. W. Blanch Co., Inc., serving as President and Chief Operating Officer since March of 1997 and as a Director of the Company since April of 1999. Mr. Fox has been associated with the Company and its predecessors since 1985 and has held a variety of positions in the London, New York, Philadelphia and Dallas offices. He is currently responsible for all operations of E. W. Blanch Co., Inc., the wholly-owned subsidiary of the Company of which he is President and Chief Operating Officer, with offices in Minneapolis, Chicago, Dallas, Atlanta, Philadelphia, New York, San Francisco and Boston.

         GERALD A. ISOM (61)--Mr. Isom has served as a Director of the Company since December of 1999, when he was appointed to the vacancy created by the retirement of Mr. Joseph Sargent. Mr. Isom was President of CIGNA Property & Casualty from March 1993 until his retirement in August 1999. Mr. Isom began his insurance career with Fireman's Fund. In June 1985 he became President and CEO of Transamerica Insurance; he also served as a group Vice President of Transamerica Corporation from 1991 to 1993. Mr. Isom is currently a director of Clinician Support Technology, Inc., a member of the Ohio Valley College Board of Trustees and a member of the Pepperdine University Board of Regents.


CLASS II DIRECTORS
(TERMS EXPIRING IN 2001)

         PAUL B. INGREY (60)--Mr. Ingrey has served as a Director of the Company since January 1997. Mr. Ingrey retired in January 1997 from F&G Re, which he helped found and where he served as Chairman of the Board and Chief Executive Officer from January 1996 until his retirement. Prior to 1996, Mr. Ingrey served as President of F&G Re. F&G Re is a reinsurance company and a division of United States Fidelity and Guaranty Company.

         JAMES N. LAND, JR. (70)--Mr. Land has served as a Director of the Company since April 1993 and as a corporate financial consultant to a number of companies since October 1976. Mr. Land currently serves on the Board of Directors of Riviera Holdings Corporation. In addition, Mr. Land served on the Executive Committee of the Board of Directors of The First Boston Corporation from 1967 to 1976.

         CHRIS L. WALKER (42)--Mr. Walker has served as President and Chief Operating Officer of the Company since July 1995, as Executive Vice President from March 1993 to July 1995 and as a Director of the Company since October 1994. Mr. Walker has been associated with predecessors of the Company since 1980. From 1985 to 1990, he served as Vice President, from 1990 to 1993, he served as Senior Vice President, and from February 1993 to March 1993, he served as Executive Vice President of those predecessors. He is currently serving as Chief Executive Officer of the Company's wholly owned subsidiary, E. W. Blanch Co., Inc.


NOMINEES FOR CLASS III DIRECTORS
(TERMS EXPIRING IN 2002)

         EDGAR W. BLANCH, JR. (63)--Mr. Blanch has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in March 1993. Mr. Blanch has been associated with predecessors of the Company since 1958. From 1976 to 1993, he served as Chief Executive Officer of those predecessors.

         WILLIAM B. MADDEN (61)--Mr. Madden has served as a Director of the Company since April 1993 and as the President of Madden Securities Corporation, a general securities and investment banking firm, since 1986. Mr. Madden currently is the Chairman of the Board of Directors of Mercantile Bank and Trust and serves as a Director of Pillowtex Corporation.

         STEVEN G. ROTHMEIER (53)--Mr. Rothmeier has served as a Director of the Company since April 1993 and as Chairman of the Board of Directors and Chief Executive Officer of Great Northern Capital, a private investment management firm, since March 1993. Mr. Rothmeier served as President of IAI Capital Group, a venture capital and merchant banking firm, from 1989 to 1993 and as Chairman of the Board of Directors and Chief Executive Officer of NWA, Inc. and Northwest Airlines Inc. from 1985 to 1989. Mr. Rothmeier currently is a Director of GenCorp, Department 56, Inc., Precision Castparts Corp., and Waste Management, Inc.

                        BOARD OF DIRECTORS AND COMMITTEES

COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Ingrey, Isom, Land, Madden and Rothmeier. The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants awards under the Company's employee stock plans.

AUDIT COMMITTEE

         The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Ingrey, Isom, Land, Madden and Rothmeier. The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent auditors and with respect to any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent auditors, the practices and procedures adopted by the Company in the preparation of such statements and the independent auditor's annual scope of audit.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During the fiscal year ended December 31, 1999, the Board of Directors held ten meetings, the Compensation Committee held four meetings and the Audit Committee held four meetings. All Directors attended more than 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

         Directors of the Company who are not officers or employees of the Company receive a fee of $9,000 per quarter plus $1,000 per meeting, including committee meetings, attended. Directors of the Company who are officers or employees of the Company do not receive additional compensation for their services as a Director. No Director receives additional compensation for serving on a committee other than the fee for attendance at committee meetings. Directors of the Company who are not officers or employees of the Company may elect to receive their fees in the form of Common Stock of the Company, or to defer receipt of such fees and have the deferred amounts treated as if invested in Common Stock, pursuant to the Company's Non-Employee Directors' Stock Plan.

         In addition, pursuant to the Company's Directors' Stock Option Plan (the "Directors' Stock Option Plan") adopted on July 24, 1997, each non-employee Director automatically receives an initial stock option grant for 5,000 shares of Common Stock on the date such person first becomes a Director and an additional annual stock option grant for 2,000 shares of Common Stock on the date of the Annual Meeting of Shareholders in each year. The initial stock option grant of 5,000 shares was granted to each non-employee Director in office on the date the Directors' Stock Option Plan was adopted and to Mr. Isom on December 20, 1999, when he became a member of the Company's Board of Directors. The initial stock option grant vests one-third on the date of grant and one-third on each of the first and second anniversary dates of the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual option grants vest in full six months following the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual stock option grant is only awarded to non-employee Directors who have served since the date of the last annual Meeting of Shareholders and who will continue to serve as Directors after the date of such grant. All options granted under the Directors' Stock Option Plan are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 6, 2000: (i) by each Director;
(ii) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation;" (iii) by all Directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                    AMOUNT AND NATURE OF BENEFICIAL   PERCENT OF
      NAME OF BENEFICIAL OWNER                 OWNERSHIP                CLASS
      ------------------------      -------------------------------   ----------

Kaj Ahlmann                                         -0-                  -0-

Edgar W. Blanch, Jr.                            587,432(1)              4.41%

Rodman R. Fox                                    88,547(13)               *

Paul B. Ingrey                                   23,500(2)                *

Gerald A. Isom                                      -0-                  -0-

James N. Land, Jr.                                6,000                   *

William B. Madden                                 3,000(3)                *

Ian D. Packer                                     3,067(4)                *

Steven G. Rothmeier                               5,000                   *

Chris L. Walker                                 196,897(5)              1.48%

Frank S. Wilkinson, Jr.                          86,842(6)                *

All directors and executive officers          1,000,285                 7.49%
as a group (11 persons)

American Express Financial Corporation          770,179(7)              5.78%
IDS Tower 10
Minneapolis, MN 55440

BankAmerica Corporation                         768,600(8)              5.77%
555 California Street, Suite 2600
San Francisco, CA 94104

FMR Corp.                                     1,074,900(9)              8.06%
82 Devonshire Street
Boston, MA 02109

Franklin Resources, Inc.                        675,700(10)             5.07%
777 Mariners Island Blvd.
6th Floor
San Mateo, CA 94404

Royce & Associates, Inc.                        697,600(11)             5.23%
Royce Management Company                         30,200(11)               *
Charles M. Royce, Controlling Person
1414 Avenue of the Americas
New York, NY 10019

T. Rowe Price Associates, Inc.                1,315,250(12)             9.87%
100 East Pratt Street
Baltimore, MD 21202

----------------------

*    Indicates ownership of less than 1% of the outstanding Common Stock.

(1)  Includes 918.78 shares of Common Stock held in Mr. Blanch's 401K account.

(2) Includes 10,000 shares of Common Stock beneficially owned by a family trust and which, due to Mr. Ingrey's position as trustee of such trust, may be deemed to be beneficially owned by him. Includes 2,000 shares of Common Stock owned by Mr. Ingrey's spouse as to which he disclaims beneficial ownership.

(3) Includes 1,000 shares of Common Stock beneficially owned by Mr. Madden's spouse as to which he disclaims beneficial ownership.

(4)  Includes 2,496 shares of Common Stock held by Mr. Packer in an IRA.

(5) Includes 918.79 shares of Common Stock held in Mr. Walker's 401K account and 1,439.91 shares of Common Stock held by Mr. Walker in the Company's Employee Stock Purchase Plan.

(6) Includes 12,120 shares of Common Stock beneficially owned by minors' trusts and which, due to Mr. Wilkinson's position as trustee of such trusts, may be deemed to be beneficially owned by him. Includes 15,000 shares of Common Stock beneficially owned by a charitable trust and which, due to Mr. Wilkinson's position as trustee of such trust, may be deemed to be beneficially owned by him. Includes 917.97 shares of Common Stock held in Mr. Wilkinson's 401K account.

(7) Based on a Schedule 13G dated December 31, 1999 prepared by American Express Financial Corporation ("Amex Financial") and filed with the Securities and Exchange Commission. Amex Financial and American Express Company ("Amex") had shared voting power with respect to 14,800 shares and shared dispositive power with respect to 770,179 shares. Amex Financial also reported that it was an investment advisor and that Amex was a parent holding company.

(8) Based on a Schedule 13G dated February 8, 1999 prepared by BankAmerica Corporation ("BankAmerica") and filed with the Securities and Exchange Commission. BankAmerica and certain of its affiliates and subsidiaries had shared voting power and shared dispositive power with respect to 768,600 shares. BankAmerica also reported that this filing was made in its capacity as a bank holding company, and as the successor to all assets and liabilities after a merger between NationsBank Corporation and BankAmerica on September 30, 1998.

(9) Based on an amended Schedule 13G dated February 14, 2000 prepared by FMR Corp. and filed with the Securities and Exchange Commission. FMR Corp. and certain of its affiliates and subsidiaries had sole voting power with respect to 398,700 shares, no shared voting power with respect to the shares and sole dispositive power with respect to 1,074,900 shares. FMR Corp. also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and that none of such persons had an interest relating to more than 5% of the Company's outstanding Common Stock.

(10) Based on a Schedule 13G, dated January 20, 2000, prepared by Franklin Resources, Inc. ("FRI") and filed with the Securities and Exchange Commission. FRI, its principal shareholders, certain of its investment advisory subsidiaries and other affiliates had sole voting power and sole dispositive power with respect to 675,700 shares. FRI is an investment advisor. FRI, the principal shareholders and investment advisory subsidiaries disclaim any economic interest or any beneficial ownership of the shares.

(11) Based on an amended Schedule 13G, dated February 4, 1998, prepared by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles
     M. Royce, filed with the Securities and Exchange Commission. Royce had sole voting and dispositive powers with respect to 697,600 shares and RMC had sole voting and dispositive powers with respect to 30,200 shares.

     Royce and RMC reported that the filing was made on their behalf as investment advisers. Mr. Royce reported that he does not own any shares of the Company's Common Stock and he disclaims beneficial ownership of the shares held by Royce and RMC.

(12) Based on an amended Schedule 13G, dated February 10, 2000, prepared by T. Rowe Price Associates, Inc. ("Price") and filed with the Securities and Exchange Commission. Price had sole voting power with respect to 237,000 shares and sole dispositive power with respect to 1,315,250 shares. Price also reported that these securities were owned by various individual and institutional investors for which Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price is deemed to be a beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13) Includes 922.08 shares held in Mr. Fox's 401K account and 77.26 shares held by Mr. Fox in the Company's Employee Stock Purchase Plan.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1999 all Directors and executive officers of the Company complied with their Section 16(a) filing requirements, except: a Form 3, Initial Statement of Beneficial Ownership Of Securities due January 25, 1999 was filed April 7, 1999 for Rodman R. Fox; a Form 4 Statement of Changes in Beneficial Ownership for March, for Frank S. Wilkinson, Jr., was filed April 16, 1999; a Form 4 Statement of Changes in Beneficial Ownership for April, for Frank S. Wilkinson, Jr., was filed June 10, 1999; a Form 4 Statement of Changes in Beneficial Ownership for October, for Joseph D. Sargent, was filed December 3, 1999 (Final Filing); an amended Form 4 Statement of Changes in Beneficial Ownership for February, for Daniel P. O'Keefe, was filed August 16, 1999.

                             EXECUTIVE COMPENSATION

            The following table shows compensation for each of the last three fiscal years of the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                            AWARDS
                                                                   OTHER           RESTRICTED     SECURITIES
  NAME AND PRINCIPAL                                              ANNUAL            STOCK         UNDERLYING        ALL OTHER
       POSITION           YEAR     SALARY($)   BONUS($)(1)   COMPENSATION($)(2)   AWARDS($)(3)    OPTIONS(#)   COMPENSATION($)(4)
       --------           ----     ---------   -----------   ------------------   ------------    ----------   ------------------
Edgar W. Blanch, Jr.      1999      $800,000     $159,352        $ 73,755           $318,704         41,864          $ 82,576
  Chairman of the         1998      $800,000     $764,292              --           $328,584             --          $ 84,688
   Board, Chief           1997      $823,750     $849,902              --           $412,733        500,000          $ 82,719
   Executive Officer
   And Director

Chris L. Walker           1999      $480,000     $ 95,611              --           $191,223         49,691          $ 43,774
 President, Chief         1998      $455,000     $598,575              --           $197,150         15,000          $ 44,063
  Operating Officer       1997      $403,750     $425,895        $189,803           $196,053        115,000          $ 37,033
  And Director

Rodman R. Fox             1999      $400,000     $ 79,686              --           $159,373         40,411          $ 38,404
 President and Chief      1998      $400,000     $582,146              --           $164,292         12,000          $ 38,409
  Operating Officer of    1997      $375,000     $298,186              --           $206,372        162,000          $ 34,495
  E. W. Blanch Co.,
  Inc.

Frank S. Wilkinson, Jr.   1999      $349,904     $ 69,703        $124,064           $139,405          8,782          $ 40,380
 Executive Vice           1998      $349,904     $196,852              --           $143,704             --          $ 39,014
  President and           1997      $371,773     $199,545              --           $180,556         75,000          $ 39,014
  Director

Ian D. Packer(5)          1999      $285,000           --              --                 --          8,782          $ 23,204
 Executive Vice           1998      $240,000     $174,288        $ 35,334           $ 98,575             --          $ 23,238
  President and Chief     1997      $255,000     $280,486        $171,356           $123,837        100,000          $ 23,245
  Financial Officer

---------------------

(1) "Bonus" for 1999 consists solely of shares of Common Stock which will be paid on April 1, 2000 pursuant to the Executive Restricted Stock Incentive Plan for 1999, as follows: Mr. Blanch (2,602); Mr. Walker (1,561); Mr. Fox (1,301); and Mr. Wilkinson (1,138). The value of such shares are reported in the above table based on the closing price of the Common Stock on December 31, 1999 of $61.25 per share.

     No bonus was paid under the 1999 Management Incentive Plan described below.

(2) "Other Annual Compensation" includes: (a) financial and tax preparation fees, with respect to Mr. Wilkinson ($23,150); (b) use of corporate jet, with respect to Mr. Blanch ($73,755); and (c) vehicle with respect to Mr. Wilkinson ($96,174).

(3) Shares of restricted stock awarded pursuant to the Executive Restricted Stock Incentive Plan for 1999, as follows: Mr. Blanch (5,203); Mr. Walker (3,122); Mr. Fox (2,602); and Mr. Wilkinson (2,276). The value of the shares reported in the above table is based on the closing price of the Common Stock on December 31, 1999 of $61.25 per share. The shares of restricted stock vest 50% on April 1, 2001 and 50% on April 1, 2002. Dividends are paid on the shares of restricted stock at the same rate as paid to all stockholders, but the executive officer is not entitled to receive such dividends unless and until the related shares vest. As of December 31, 1999, each named executive officer held total shares of restricted stock, as follows: Mr. Blanch (20,724 shares;

     $1,269,345); Mr. Walker (11,685 shares; $715,706); Mr. Fox (10,633 shares;
     $634,734); Mr. Wilkinson (9,065 shares; $555,231.25); and Mr. Packer (6,318 shares; $386,978). Share values are based on $61.25 per share, the closing price of the Common Stock on December 31, 1999.

(4)  "All Other Compensation" for 1999 includes:

     (a) Contribution at 7.5% of salary pursuant to the Company's retirement plan, subject to the Internal Revenue Code limitation of $12,000 with the remainder being paid in cash, to Mr. Blanch ($63,000); Mr. Walker ($30,656); Mr. Fox ($25,500); Mr. Wilkinson ($20,804); and Mr. Packer
          ($10,500).

     (b) Group term life taxable income with regard to Mr. Blanch ($7,576); Mr. Walker ($1,118); Mr. Fox ($904); Mr. Wilkinson ($7,576); and Mr.
          Packer ($704).

(5) Mr. Packer resigned his employment with the Company, effective February 18, 2000.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential Realizable Value
                                                                                                 At Assumed Annual Rates of
                                                                                                         Stock Price
                                                                                                        Appreciation
                                                   Individual Grants                                   For Option Term
                        -----------------------------------------------------------------------  --------------------------
                                                  % of Total
                                                 Options/SARs
                         Number of Securities     Granted to
                        Underlying Options/SARs   Employees in   Exercise or Base   Expiration
                               Granted(#)         Fiscal Year      Price ($/Sh)        Date           5%            10%
                               ----------         -----------      ------------        ----           --            ---
Edgar W. Blanch, Jr.            41,864(1)             7.24%          $56.0625         1/28/09     $1,497,408    $3,794,725

Chris L. Walker                 15,000(2)             2.59%          $66.6200         4/25/09       $480,449    $1,356,953
                                34,691(1)             6.00%          $56.0625         1/28/09     $1,240,841    $3,144,535

Rodman R. Fox                   12,000(2)             2.08%          $66.6200         4/25/09       $384,359    $1,085,562
                                28,411(1)             4.91%          $56.0625         1/28/09     $1,016,216    $2,575,290

Frank S. Wilkinson, Jr.          8,782(1)             1.52%          $56.0625         1/28/09       $314,118      $796,037

Ian D. Packer                    8,782(1)             1.52%          $56.0625         1/28/09       $314,118      $796,037

--------------------

(1) Options vest one-third after one year from date of grant, and one-third after the second and third years from date of grant. Vesting of non-vested options accelerates in the event of a change in control. Options have a ten-year term.

(2) Granted automatically pursuant to a special agreement entered into in 1995; the exercise price for these options is ten percent above the trading price of the Company's Common Stock on the date of each annual issuance. Options fully vest on 4/25/01. Vesting of non-vested options accelerates in the event of a change in control. Options have a ten-year term.


             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                        Number of Securities Underlying Unexercised       Value of Unexercised In-the-Money
                                 Options/SARs at FY-End(#)                   Options/SARs at FY-End($)(1)
                        -------------------------------------------    ---------------------------------------
                            Exercisable          Unexercisable             Exercisable        Unexercisable
                            -----------          -------------             -----------        -------------
Edgar W. Blanch, Jr.          333,334               208,530                $11,416,690         $14,390,299

Chris L. Walker               166,667                98,024                 $6,044,177          $2,050,058

Rodman R. Fox                  45,328               221,583                 $1,859,765          $6,109,824

Frank S. Wilkinson, Jr.        50,000                67,564                 $1,493,750            $967,676

Ian D. Packer                     -0-                42,115                        -0-          $1,114,294

-----------------------

(1) Based on $61.25 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on December 31, 1999.


EMPLOYMENT AGREEMENTS

         On May 6, 1993, at the time of the Company's initial public offering, the Company entered into employment agreements with Messrs. Blanch, Walker, Fox and Wilkinson. These agreements provide for an initial term of three years and are renewable thereafter on a month-to-month basis at a minimum annual salary as follows: Mr. Blanch ($895,000); Mr. Wilkinson ($437,380); Mr. Walker ($275,000);
and Mr. Fox ($135,000). On January 1, 1997, the Company entered into a new employment agreement with Mr. Blanch. This agreement provides for a term of five years and a minimum annual salary of $1,000,000. Pursuant to the terms of the employment agreements, each executive is prohibited from competing against the Company for a period ending two years after the termination of the executive's employment with the Company.

         On July 24, 1997, the Company entered into change of control Severance Agreements (the "Agreements") with Mr. Blanch, Mr. Walker, Mr. Fox, Mr. Wilkinson and Mr. Packer (the "Executives"). The Agreements provide for certain payments and other benefits from the Company to the Executives if, following a Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination); (ii) a lump-sum payment equal to the benefit the Executive would have received under the Company's retirement plan if he had remained employed by the Company at the compensation level provided by the Agreement for three years following the date of termination;
(iii) payment for [a] any earned bonus for the preceding fiscal year not already paid; and [b] any vacation earned or accrued but not taken; (iv) the payment of legal fees and expenses relating to the termination; (v) the termination of any noncompetition arrangement between the Company and the Executive; and (vi) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the Executive's responsibility or status which is not comparable with those prior to a Change in Control, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in the control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 20% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control. The Agreements cover an initial period from July 24, 1997 to April 1, 2001 and may be extended on an annual basis thereafter.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board has the overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base and incentive compensation. The Compensation Committee is comprised entirely of Directors who are neither current nor former employees of the Company. There are no compensation committee interlocks, i.e., no executive officer of the Company serves as a member of the board of directors or compensation committee of another entity that has an executive officer serving on the Board or the Compensation Committee at the Company.

         The goal of the Company's executive compensation program is to encourage performance, as well as to attract and retain the management talent required to operate the Company successfully. The program has also been designed to create a strong and direct link between the compensation of the Company's executive officers, on the one hand, and the Company's long range success and shareholder value, on the other hand.

BASE COMPENSATION

         The Compensation Committee reviews and approves annually all salary increases for executive officers. As discussed above, minimum annual base salaries were established pursuant to the employment agreements with certain executive officers. Base salaries are adjusted in the discretion of the Compensation Committee based on the level of responsibility and the individual performance of each officer. Determinations with respect to base salaries are primarily subjective and are not targeted to any specific criteria.

         During 1999, the Company paid base compensation to each of the executive officers as follows: Mr. Blanch, $800,000; Mr. Walker, $480,000; Mr. Fox, $400,000; Mr. Wilkinson, $349,904; and Mr. Packer, $285,000.

INCENTIVE COMPENSATION

         The incentive compensation for executive officers of the Company is principally derived from the Company's Management Incentive Plan. The Management Incentive Plan is a shareholder-approved cash bonus plan designed to reward the executive officers for exceptional performance based on the achievement of annual Company performance goals. In order for participants to earn an award, the Company's growth in revenues and net income must exceed predefined amounts.

         Revenues for the year ended December 31, 1999 were $244.5 million, representing a 14.9% increase over 1998 revenues. Net income for the year ended December 31, 1999 was $39.7 million, representing a 25.0% increase over 1998 net income. Under the terms of the Management Incentive Plan, these financial results would have yielded a bonus pool of $805,903. The Chairman of the Board and Chief Executive Officer, after consulting with the other members of the executive officer group, makes a recommendation to the Compensation Committee regarding the allocation of the bonus pool among the executive officers, and the Compensation Committee approves the actual allocation of bonuses under the Plan. For 1999 the Chairman of the Board and Chief Executive Officer recommended that no bonuses be distributed pursuant to the Management Incentive Plan, and the Compensation Committee approved that recommendation.

STOCK BASED COMPENSATION

         The Compensation Committee believes that ownership of the Company's Common Stock by management can effectively motivate the building of shareholder wealth by aligning the interests of management with those of the Company's shareholders. Stock based compensation for executive officers of the Company has historically taken the form of stock options.

         The Compensation Committee's determinations with regard to stock option grants to executive officers are based primarily on the officer's level of stock ownership, level of responsibility and individual performance. In 1999, the Compensation Committee granted no stock options to executive officers of the Company based on the foregoing criteria.

         In 1998 the Board of Directors adopted the E. W. Blanch Holdings, Inc. Global Compensation Plan. This plan includes a long term incentive compensation program under which all full-time employees receive an annual grant of stock options, according to factors set forth in the plan. Options granted under this plan in 1999 to all employees included grants to Messrs. Blanch (41,864); Walker (34,691); Fox (28,411); Wilkinson (8,782); Packer (8,782); and all executives as a group (122,530).

EXECUTIVE RESTRICTED STOCK INCENTIVE PLAN

         In 1997, the Compensation Committee adopted and the shareholders approved the Company's Executive Restricted Stock Incentive Plan (the "Restricted Stock Incentive Plan"). The purpose of the Restricted Stock Incentive Plan is to provide at-risk, equity-based compensation for officer-level employees, in order to further incentivize those key employees to contribute to the financial success and growth of the Company, to the benefit of the Company's shareholders.

         Under the Restricted Stock Incentive Plan, each eligible participant may make an irrevocable election to forego a specified percent of his or her base compensation in exchange for the right to receive a restricted stock grant. If the target performance goals set by the Committee for the performance period are achieved, the participant is awarded restricted stock equal in value to two times the amount of base compensation the participant elected to forego, which restricted stock vests one-third on the April 1 following the end of that performance period and one-third on April 1 of the two subsequent years. If those target performance goals are not achieved, the participant is awarded restricted stock equal in value to 50% of the amount of base compensation the participant elected to forego, which restricted stock fully vests on the April 1 following the end of that performance period. Messrs. Blanch, Walker, Fox, Wilkinson and Packer elected to participate in the Restricted Stock Incentive Plan in 1999. The performance target established by the Compensation Committee for the 1999 performance period was achieved, resulting in the award of shares as reported in the Summary Compensation Table.

RETIREMENT BENEFITS

         Executive officers also participate in the Company's retirement plan which provides that 7.5% of the first $160,000 of compensation (which is the Internal Revenue Code compensation limit for retirement plans) be contributed to the Company's retirement plan, and that 7.5% of the compensation in excess of the $170,000 Internal Revenue Code limit be paid by the Company as a cash award.

CEO COMPENSATION

         Mr. Blanch has served as CEO of the Company since its formation in March 1993. Based on the Stock Performance Graph below, the Company's shareholders have received a total return (consisting of appreciation in the price of the Common Stock and assuming the reinvestment of all dividends) of 220.4% from December 31, 1994 through December 31, 1999. Effective January 1, 1998, the base salary for Mr. Blanch was increased to $1,000,000 pursuant to the employment agreement discussed above. Mr. Blanch is eligible to receive incentive compensation under the Company's Management Incentive Plan, is eligible to participate in the Executive Restricted Stock Incentive Plan and receives benefits pursuant to the Company's retirement plan. Mr. Blanch received no bonus under the 1999 Management Incentive Plan. Mr. Blanch received 41,864 options under the Company's Global Compensation Plan, as discussed above. Compensation decisions with regard to Mr. Blanch were based primarily on his level of responsibility, individual performance and Company performance.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" and compensation paid pursuant to plans adopted prior to a Company's initial public offering of securities will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the compensation of its executive officers in a manner that avoids the deduction limits of Section 162(m). Accordingly, in order to comply with the shareholder approval requirements for "performance-based compensation", the Company is submitting for shareholder approval its Management Incentive Plan.

                                       Compensation Committee
                                       Steven G. Rothmeier, Chairman
                                       Paul B. Ingrey, Member
                                       Gerald A. Isom, Member
                                       James N. Land, Jr., Member
                                       William B. Madden, Member

                             STOCK PERFORMANCE GRAPH

            The graph below compares the cumulative total shareholder return* (assuming dividends reinvested) on the Common Stock since December 31, 1994 to the cumulative total shareholder return over such period of (i) the S&P 500 Index and (ii) the S&P Insurance Broker Index.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG E. W. BLANCH HOLDINGS, INC., THE S & P 500 INDEX
                      AND THE S & P INSURANCE BROKERS INDEX

                              [PLOT POINTS CHART]

                                          Cumulative Total Return
                             ---------------------------------------------------
                              12/94    12/95    12/96    12/97    12/98    12/99



E. W. BLANCH HOLDINGS, INC.  100.00   115.75   101.53   176.39   246.06   320.38
S & P 500                    100.00   137.58   169.17   225.61   290.09   351.13
S & P INSURANCE BROKERS      100.00   114.40   136.01   197.76   217.30   316.85


* $100 invested on December 31, 1994 in Common Stock--including reinvestment of dividends.

                   APPROVAL OF THE E. W. BLANCH HOLDINGS, INC.
                            MANAGEMENT INCENTIVE PLAN

         The Compensation Committee has adopted a Management Incentive Plan which is summarized below. The Plan is being submitted for shareholder approval in order to comply with the shareholder approval requirement for qualifying "performance-based compensation" under Section 162(m) of the Code which would generally preserve the tax-deductible status of the incentive compensation payments.

SUMMARY OF MANAGEMENT INCENTIVE PLAN

         The participants in the Management Incentive Plan are certain executive officers of the Company, currently Messrs. Blanch, Fox, Walker and Ahlmann. Under the Management Incentive Plan, participants will be allocated awards from a bonus pool equal to 20% of the Company's Income before Taxes for each year (excluding the Management Incentive Plan expense) in excess of 120% of the Company's Income before Taxes for the prior year (excluding the Management Incentive Plan expense and excluding other extraordinary events, such as restructuring charges, as determined by the Compensation Committee) plus 37.5% of the aggregate bonus amount awarded to all employees under the Company's Employee Incentive Plan. The amount awarded to all employees under the Employee Incentive Plan is based on the achievement of earnings growth in excess of a predefined goal.

         The plan provides that the Chief Executive Officer shall be paid 50% of the Management Incentive Plan bonus pool. The Compensation Committee may not increase this percentage allocation, but may, in its discretion, reduce it. Bonuses will be allocated to the other participating executive officers from the remaining funds in the pool based upon the Committee's judgment of their performance during the year. In addition, individual bonuses paid to the participants may not exceed 100% of their respective base salaries for the year. Bonuses available for distribution will be paid by March 15 of the following year. In order to be eligible to receive a bonus, a participant must be an employee of the Company on the date such bonus is to be paid.

         The design of the Management Incentive Plan is the same as the 1999 Management Incentive Plan, previously approved by shareholders. There were no bonuses granted under the Management Incentive Plan in effect during 1999.


            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.


                       APPROVAL OF THE INCREASE OF COMMON
                                SHARES AUTHORIZED

         On January 27, 2000, the Board of Directors approved a resolution recommending to the shareholders of the Company that the Company's Certificate of Incorporation be amended, increasing the total number of authorized shares of Common Stock from 30,000,000 to 60,000,000. If the amendment is approved by the Company's shareholders, the first paragraph of Article Fourth of the Company's Certificate of Incorporation would be amended to read as follows (with emphasis added to identify the increased number of authorized shares of Common Stock):

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 70,000,000 shares of all classes of stock. Of such total number of authorized shares of stock, 60,000,000 shares consist of shares of Common Stock (the "Common Stock"), $.01 par value per share, and 10,000,000 shares consist of shares of Preferred Stock (the "Preferred Stock"), $.01 par value per share. Each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

         As of March 6, 2000, there were 13,331,213 shares of Common Stock outstanding and 7,057,874 shares of Common Stock reserved for issuance pursuant to the Company's employee stock plans. Accordingly, as of March 6, 2000, there were 9,610,913 shares of Common Stock available for issuance for other purposes.

         The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional shares of Common Stock of the Company or to cumulative voting for the election of Directors.

PURPOSES AND EFFECTS OF THE AMENDMENT

         Except for shares reserved as noted above, the Company has no agreements or understandings concerning the issuance of any additional shares of Common Stock. However, the Board of Directors believes that the increased authorization of Common Stock is advisable at this time so that shares will be available for issuance in the future on a timely basis if such need arises in connection with stock splits or dividends, financings, acquisitions or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions without the delay and expense associated with convening a special shareholders' meeting.

         Unless required by law, the Company's Certificate of Incorporation or the rules of any stock exchange on which the Company's Common Stock may in the future be listed, the Board of Directors will be able to provide for the issuance of the additional shares of Common Stock without further action by the Company's shareholders and no further authorization by the shareholders will be sought prior to such issuance. Under existing regulations of the New York Stock Exchange governing companies that have shares listed for trading on the New York Stock Exchange, approval by a majority of the shares of Common Stock would be required prior to the original issuance of additional shares of Common Stock in certain circumstances, including (a) in connection with certain stock plans, (b) in connection with certain acquisitions if the number of shares of Common Stock to be issued (including securities convertible into or exercisable for shares of Common Stock) is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of such Common Stock, or (c) if the issuance would result in a change in control of the Company.

         Although not designed or intended for such purposes, one effect of the proposed increase in the authorized shares of Common Stock might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which shareholders might otherwise deem favorable. The authority of the Board of Directors to issue shares of Common Stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company because the issuance of additional shares of Common Stock would dilute the voting power of the shares of Common Stock then outstanding. Common Stock could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board determines not to be in the best interests of the Company and its shareholders.

         In addition to the proposed amendment, the Company's Certificate of Incorporation and Bylaws currently contain provisions that may have the effect of discouraging certain types of tender offers and other transactions that involve a change of control in the Company. The Company's Directors are elected for staggered three-year terms. The Company's Bylaws further provide that a Director of the Company may be removed from office only for cause and only by a vote of the holders of at least 50% of the outstanding shares of Common Stock. The Certificate of Incorporation and Bylaws provide that any action to be taken by shareholders must be taken at a meeting of shareholders and may not be taken by written consent. The Company's Bylaws provide that only the Board of Directors, the Chief Executive Officer or the President of the Company may call a special meeting of shareholders. The Bylaws of the Company may be amended or rescinded only by a majority of the Board of Directors or by the vote of at least 80% of the outstanding shares of Common Stock.

         On January 24, 1997, the Company's Board of Directors declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock held of record as of February 7, 1997. One Right was also issued with respect to each share of Common Stock issued after February 7, 1997. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at a price of $100, subject to certain adjustments. The Rights are exercisable when, and are not transferable apart from the shares of Common Stock until, a person or group has acquired 15% or more, or commenced a tender or exchange offer for 15% or more, of the Company's Common Stock. If the specified percentage of the Company's Common Stock is acquired, each Right will entitle the holder (other than the acquiring person or group) to receive, upon exercise, shares of Common Stock of either the Company or the acquiring company having a market value equal to two times the exercise price of the Right. The Rights are redeemable by the Company's Board of Directors in certain circumstances and expire on January 24, 2007.

         The overall effect of the foregoing provisions of the Company's Certificate of Incorporation and Bylaws, together with the Rights and the ability of the Board of Directors to issue additional shares of Common Stock and shares of Preferred Stock, may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with the Company's Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF AN INCREASE OF 30,000,000 AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.


                        RATIFICATION AND APPROVAL OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

         On January 27, 2000, the Board of Directors selected the accounting firm of Ernst & Young LLP to serve as its independent auditor for the fiscal year ending December 31, 2000. A proposal to ratify that appointment will be presented at the Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 2, 2000, following approval of the Board of Directors, the Company purchased 15,798 shares of Common Stock from Edgar W. Blanch, Jr. to be held as treasury shares. The shares of Common Stock were purchased at a price of $47.07 per share, based on the average of the trading price for the preceding ten (10) trading days.

         On December 21, 1998, the Company loaned $500,000 to Rodman R. Fox, the President and Chief Operating Officer of E. W. Blanch Co., Inc., a wholly-owned subsidiary of the Company. The interest rate on the loan is one-half of the prime rate, adjusted annually. The term of the loan is for five years, to be fully paid on December 31, 2003.


                             ADDITIONAL INFORMATION

GENERAL

         As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. However, since matters of which Management is not now aware may come before the Annual Meeting or any adjournment, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         It is anticipated that the next Annual Meeting, after the one scheduled for April 27, 2000, will be held on or about April 26, 2001. All shareholder proposals relating to a proper subject for action at the Annual Meeting in 2001, to be included in the Company's Proxy Statement and form of proxy relating to that meeting, must be received by the Company for its consideration at its principal executive offices no later than November 23, 2000. Any such proposal should be submitted by certified mail, return receipt requested.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, E. W. BLANCH HOLDINGS, INC., 500 N. AKARD, SUITE 4500, DALLAS, TX 75201.

                                       By Order of the Board of Directors



                                       Daniel P. O'Keefe
                                       Secretary

March 24, 2000

                           E. W. BLANCH HOLDINGS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                            THURSDAY, APRIL 27, 2000
                                   10:00 A.M.

                                  LINCOLN PLAZA
                                 500 NORTH AKARD
                                   37TH FLOOR
                                DALLAS, TX 75201






E. W. BLANCH HOLDINGS, INC.
500 NORTH AKARD, SUITE 4500
DALLAS, TX 75201                                                           PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 27, 2000.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

By signature on this proxy, SIGNER hereby appoints Rodman R. Fox and Chris L. Walker as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of E. W. Blanch Holdings, Inc. held of record by the undersigned on March 6, 2000, at the Annual Meeting of Shareholders to be held on April 27, 2000 or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.


1.  ELECTION OF DIRECTORS
         01    Kaj Ahlmann                  [ ]   Vote For
         02    Rodman R. Fox                      All nominees
         03    Gerald A. Isom               [ ]   Vote WITHHELD
                                                  From all nominees listed below

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NAME(S) OF THE NOMINEE(S) IN THE BOX PROVIDED BELOW.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2.  APPROVAL OF THE E. W. BLANCH HOLDINGS, INC. MANAGEMENT INCENTIVE PLAN

                                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. APPROVAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 30,000,000 TO 60,000,000

                                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4.  RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

5. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                        Dated: ___________________________, 2000


                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                                     Signature(s)

                                        Please sign exactly as your name(s)
                                        appear on this Proxy. If held in joint
                                        tenancy, all persons must sign. When
                                        signing as attorney, executor,
                                        administrator, trustee, guardian, etc,
                                        please give full title as such.
                                        Corporations should provide full name of corporation and title of authorized officer signing the proxy. If a partnership, please sign in partnership name by authorized person.